Exhibit 99.1

FOR IMMEDIATE RELEASE	Media Contact:	Investor Contact:
	Jon Harmon +1 312.496.1593	Julie Creed +1 312.496.1774
	jharmon@heidrick.com	jcreed@heidrick.com

Heidrick & Struggles Restructuring to Strengthen Financial Performance,

Realign Organization to Enhance Business Growth

Chicago, January 5, 2018 – Heidrick & Struggles (Nasdaq: HSII), a premier provider of executive search, leadership assessment and development, organization and team effectiveness, and culture shaping services, today announced a restructuring plan to reduce overall costs and improve efficiencies in its operations over the next several months. The expected annual cost savings from the restructuring ranges from $11 million to $13 million.

The primary components of the restructuring include: the elimination of two executive officer roles for a flatter leadership structure; a workforce reduction as the firm aligns its support resources to better meet operational needs and recognize synergies with the combination of Leadership Consulting and Culture Shaping; a reduction of the firm’s real estate expenses and support costs by consolidating or closing three of its locations across its global footprint; and the acceleration of future expenses under certain contractual obligations.

This plan is consistent with remarks made by senior management during the previous two quarterly conference calls for investors and analysts. “Since assuming my role in July, I have noted on our quarterly calls that we were in the process of examining every aspect of our organizational and cost structure to support investments toward our vision of becoming the world’s most trusted advisory firm as well as to improve the firm’s profitability,” said Krishnan Rajagopalan, Heidrick & Struggles President and Chief Executive Officer. “Today’s announcement of a restructuring is an important step forward.”

In connection with this restructuring the firm currently expects to incur pre-tax charges of approximately $15 million to $18 million. The firm plans to recognize these charges in the fourth quarter of 2017. Substantially all of these charges will result in future cash expenditures.

“The market for executive search continues to be robust and we have positive momentum as a firm. Fourth quarter 2017 consolidated net revenue was at the high end of the guidance we provided on October 26, 2017 of between $150 million and $160 million,” Rajagopalan said. “In 2018 we will continue our transformation journey to become the premier advisor on executive search, leadership assessment and development, team and organization performance and culture shaping. We are implementing many of the digital initiatives we started in 2017 to drive a premium client experience and we are forging ahead on other efforts to drive further growth and profitability.”

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Separately, the company anticipates recording a non-cash impairment charge in the range of $6 million to $12 million in the 2017 fourth quarter to write off the carrying value of the goodwill and intangible assets related to its Leadership Consulting business. The company performs routine evaluations of its goodwill and intangible assets each year as required by accounting standards. Our current view of the performance of the Leadership Consulting business, as well as the uncertainty around the pace and timing of growth in profitability as the company invests in talent and service offerings, are among the factors resulting in the impairment. This non-cash impairment charge does not impact the company’s normal business operations, cash flow from operating activities, free cash flow, liquidity, or availability under its credit facilities. In 2018, Leadership Consulting will be combined with Culture Shaping as Heidrick Consulting, a comprehensive offering of the firm’s advisory services.

Finally, the company performed a preliminary assessment of the U.S. Tax Reform legislation. For the year 2017, the company expects to incur tax expense in the range of $10 million to $25 million related to the valuation of its U.S. deferred tax assets. The write-down of the value of the assets is a result of the reduction in the corporate income tax rate from 35% to 21%. Additionally, because provisions in the new legislation will likely restrict the use of foreign tax credits going forward, the company will recognize an additional tax-related charge of approximately $9 million to establish a valuation allowance for its foreign tax credit carry forward. For 2018, the company is still reviewing the effects of all the other provisions in the Tax Reform legislation, but expects its overall effective tax rate to decrease primarily as a result of the U.S. corporate income tax rate reduction.

The firm is in the process of finalizing financial results for the fourth quarter and 2017 and plans to report on or about February 26, 2018.

Risk factors:

The exact timing of the restructuring charges and cash outflows, as well as the estimated cost ranges by category type, has not been finalized. The information regarding the charges is preliminary and unaudited. This information will be subject to the finalization of timetables for implementation of the plan, and in the case of the contemplated workforce reductions, consultation with employees and their representatives as well as the statutory severance requirements of the particular legal jurisdictions impacted. Hence, the amount and timing of the actual charges may vary due to a variety of factors. In addition, there may be unforeseen changes in our clients’ businesses and the demand for our services that will require changes to the planned restructuring. There is also a risk that the Company may not be able to realize the savings from the restructuring activities.

About Heidrick & Struggles:

Heidrick & Struggles (Nasdaq: HSII) serves the senior-level talent and leadership needs of the world’s top organizations as a trusted advisor across executive search, leadership assessment and development, organization and team effectiveness, and culture shaping services. Heidrick & Struggles pioneered the profession of executive search more than 60 years ago. Today, the firm provides integrated leadership solutions to help our clients change the world, one leadership team at a time.®     www.heidrick.com

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